Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated October 27, 2025

Supplementing the Preliminary Prospectus Supplement, dated October 27, 2025

Registration No. 333-271537

HCA Inc.

$500,000,000 4.300% Senior Notes due 2030 (the “2030 notes”)

$1,000,000,000 4.600% Senior Notes due 2032 (the “2032 notes”)

$1,000,000,000 4.900% Senior Notes due 2035 (the “2035 notes”)

$750,000,000 5.700% Senior Notes due 2055 (the “2055 notes”)

(collectively, the “notes”)

Pricing Supplement

Pricing Supplement dated October 27, 2025 to HCA Inc.’s Preliminary Prospectus Supplement dated October 27, 2025. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to the 2030 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$500,000,000

Title of Security	4.300% Senior Notes due 2030

Maturity Date	November 15, 2030

Spread to Treasury	+72 basis points

Benchmark Treasury	UST 3.625% due September 30, 2030

Benchmark Treasury Price & Yield	100-01+ / 3.614%

Coupon	4.300%

Public Offering Price	99.845% of the principal amount plus accrued interest, if any, from October 31, 2025

Yield to Maturity	4.334%

Interest Payment Dates	May 15 and November 15 of each year, beginning on May 15, 2026

Record Dates	May 1 and November 1 of each year

Net Proceeds to Issuer before Expenses	$497,475,000

CUSIP/ISIN Numbers	CUSIP: 404119 DD8 ISIN: US404119DD87

Optional Redemption

Prior to October 15, 2030 (the “2030 Notes Par Call Date”), the 2030 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 notes to be redeemed matured on the 2030 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and

(ii)  100% of the aggregate principal amount of the 2030 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2030 Notes Par Call Date, the 2030 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2030 note to be redeemed plus accrued and unpaid interest on the 2030 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the 2032 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,000,000,000

Title of Security	4.600% Senior Notes due 2032

Maturity Date	November 15, 2032

Spread to Treasury	+85 basis points

Benchmark Treasury	UST 3.875% due September 30, 2032

Benchmark Treasury Price & Yield	100-16+ / 3.789%

Coupon	4.600%

Public Offering Price	99.766% of the principal amount plus accrued interest, if any, from October 31, 2025

Yield to Maturity	4.639%

Interest Payment Dates	May 15 and November 15 of each year, beginning on May 15, 2026

Record Dates	May 1 and November 1 of each year

Net Proceeds to Issuer before Expenses	$993,660,000

CUSIP/ISIN Numbers	CUSIP: 404119 DE6 ISIN: US404119DE60

Optional Redemption

Prior to September 15, 2032 (the “2032 Notes Par Call Date”), the 2032 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 notes to be redeemed matured on the 2032 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and

(ii)  100% of the aggregate principal amount of the 2032 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2032 Notes Par Call Date, the 2032 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2032 note to be redeemed plus accrued and unpaid interest on the 2032 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the 2035 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$1,000,000,000

Title of Security	4.900% Senior Notes due 2035

Maturity Date	November 15, 2035

Spread to Treasury	+95 basis points

Benchmark Treasury	UST 4.250% due August 15, 2035

Benchmark Treasury Price & Yield	102-01+ / 3.995%

Coupon	4.900%

Public Offering Price	99.645% of the principal amount plus accrued interest, if any, from October 31, 2025

Yield to Maturity	4.945%

Interest Payment Dates	May 15 and November 15 of each year, beginning on May 15, 2026

Record Dates	May 1 and November 1 of each year

Net Proceeds to Issuer before Expenses	$991,950,000

CUSIP/ISIN Numbers	CUSIP: 404119 DF3 ISIN: US404119DF36

Optional Redemption

Prior to August 15, 2035 (the “2035 Notes Par Call Date”), the 2035 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 notes to be redeemed matured on the 2035 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and

(ii)  100% of the aggregate principal amount of the 2035 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2035 Notes Par Call Date, the 2035 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2035 note to be redeemed plus accrued and unpaid interest on the 2035 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the 2055 notes

Issuer	HCA Inc.

Aggregate Principal Amount	$750,000,000

Title of Security	5.700% Senior Notes due 2055

Maturity Date	November 15, 2055

Spread to Treasury	+115 basis points

Benchmark Treasury	UST 4.750% due May 15, 2055

Benchmark Treasury Price & Yield	102-28+ / 4.571%

Coupon	5.700%

Public Offering Price	99.697% of the principal amount plus accrued interest, if any, from October 31, 2025

Yield to Maturity	5.721%

Interest Payment Dates	May 15 and November 15 of each year, beginning on May 15, 2026

Record Dates	May 1 and November 1 of each year

Net Proceeds to Issuer before Expenses	$741,165,000

CUSIP/ISIN Numbers	CUSIP: 404119 DH9 ISIN: US404119DH91

Optional Redemption

Prior to May 15, 2055 (the “2055 Notes Par Call Date”), the 2055 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2055 notes to be redeemed matured on the 2055 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and

(ii)  100% of the aggregate principal amount of the 2055 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2055 Notes Par Call Date, the 2055 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2055 note to be redeemed plus accrued and unpaid interest on the 2055 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the notes

Change of Control	Upon a Change of Control Triggering Event, each Holder may require the Issuer to repurchase at 101%, plus accrued and unpaid interest, if any.

Trade Date	October 27, 2025

Total Net Proceeds to Issuer before Expenses	$3,224,250,000

Use of Proceeds	We intend to use the net proceeds of this offering for the redemption of all of the $1.500 billion outstanding aggregate principal amount of our 5.875% senior notes due 2026 and for general corporate purposes, which may include the repayment of outstanding borrowings under our $4 billion commercial paper program (which may be reborrowed from time to time).

Denominations	$2,000 and integral multiples of $1,000

Form of Offering	SEC Registered (Registration No. 333-271537)

Joint Book-Running Managers

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

BofA Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Capital One Securities, Inc.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Co-Managers	BBVA Securities Inc. CIBC World Markets Corp. DNB Carnegie, Inc. Huntington Securities, Inc. NatWest Markets Securities Inc. Regions Securities LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

Settlement Date

October 31, 2025 (T+4)

We expect that delivery of the notes will be made to investors on or about October 31, 2025, which will be the fourth business day following the date of this pricing term sheet (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than one business day prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The Issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents HCA Healthcare, Inc. has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from J.P. Morgan Securities LLC, 270 Park Ave, New York, NY 10017, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at 1-212-834-4533; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-800-831-9146 or by emailing: prospectus@citi.com; Mizuho Securities USA LLC, toll free at 1-866-271-7403; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, by telephone (toll-free): 1-800-645-3751 or by emailing: wfscustomerservice@wellsfargo.com.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.